Non-Competition Agreement

This NONCOMPETITION AGREEMENT (this “Agreement”) is made as of October 6, 2011 by and between Global Health Voyager, Inc., a Delaware corporation (“Buyer”) and Mr. Rudy Rupak (“Member”), with reference to the facts set forth below.

A.         Member owns membership interests constituting approximately __% of the issued and outstanding preferred membership interests (the “Interests”) of Healthcare International Networks, LLC a Delaware limited liability company (the “Company”).

B.         Concurrently with the execution and delivery of this Agreement, Buyer is purchasing all of the assets of the Company in connection with the business known as “Planet Hosptial” pursuant to the terms and conditions of an Asset Purchase Agreement dated as of the date hereof, (the “Purchase Agreement”). Member acknowledges and agrees that Company has paid over $30,000 to Member to support Member’s continued development of the Assets (as defined in the Purchase Agreement) pending the completion and with the intent of consummating the Purchase Agreement. The Purchase Agreement requires that this Noncompetition Agreement be executed and delivered by the Member as a condition to the purchase of the assets of the Company by Buyer.

NOW, THEREFORE, based on the foregoing premises, consideration delivered, and the mutual covenants herein contained, the parties agree as follows (capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement):

1.         Noncompetition. As an inducement for Buyer to enter into the Purchase Agreement, Member agrees that, for a period of two years after the Closing:

1.1         Member will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, or control of, or be employed by, any Competitive Business with operations in any state served by Buyer anywhere in the United States, Canada or Mexico; provided, however, that Member may purchase or otherwise acquire up to five percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. The term “Competitive Business” means any business engaged in the provision of mobile shredding services. Member further agrees that he will not, directly or indirectly, (i) induce or attempt to induce any customer or partner of Buyer to terminate or exit any relationship of such customer or partner with Buyer, or (ii) interfere with the relationship between the Buyer and any customer or Buyer regardless of whether such relationship is subject to a formal contractual relationship.

1.2         Member agrees that he will not, directly or indirectly, (i) induce or attempt to induce any employee of Buyer to leave the employ of the Buyer, (ii) interfere with the relationship between the Buyer and any such employee, or (iii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any such employee who had been employed by the Buyer during the term of this Agreement.

2.         Remedies.         If Member breaches the covenants set forth in Section 1 of this Agreement, Buyer will be entitled, in addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 1 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

3.         Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings between the parties with respect thereto. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BUYER :	MEMBER :

Global Health Voyager, Inc.,

/s/ Ali Moussavi	/s/ Rudy Rupak
Ali Moussavi, Chief Executive Officer	Rudy Rupak